PROXY STATEMENT PURSUANT TO SECTION 14(A)
                  OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Check the appropriate box:
[X] Definitive Proxy Statement

                       REPUBLIC NEW YORK CORPORATION
              (Name of Registrant as Specifies in it Charter)

                      William F. Rosenblum, Jr., Esq.
        Senior Vice President, Deputy General Counsel and Secretary
                       Republic New York Corporation
                (Name of Person(s) Filing Proxy Statement)

                           [LOGO GRAPHIC OMITTED]

                       REPUBLIC NEW YORK CORPORATION
                              452 Fifth Avenue
                          New York, New York 10018


                                               March 31, 1997


DEAR STOCKHOLDER:

The Directors and Officers of Republic New York Corporation cordially invite you to attend the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 28, 1997 at 11:00 A.M., New York time. The meeting will be held at the office of the Corporation at 452 Fifth Avenue, New York, New York. Notice of the Annual Meeting and Proxy Statement are enclosed.

You are urged to mark, sign, date and mail the enclosed proxy immediately. By mailing your proxy now you will not be precluded from attending the meeting. Your proxy is revocable; in the event you find it convenient to attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

For your information, enclosed is the 1996 Annual Report of Republic New York Corporation.

                                               Very truly yours,



                                               WALTER H. WEINER,
                                               Chairman of the Board

                           [LOGO GRAPHIC OMITTED]
                       REPUBLIC NEW YORK CORPORATION
                              452 Fifth Avenue
                          New York, New York 10018

                           ----------------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                May 28, 1997
                           ----------------------

  NOTICE IS HEREBY GIVEN THAT, pursuant to the call of the Board of Directors of Republic New York Corporation ("Republic Corporation"), the Annual Meeting of Stockholders of Republic Corporation will be held on Wednesday, May 28, 1997 at 11:00 A.M., New York time, at 452 Fifth Avenue, Borough of Manhattan, City and State of New York, for the purpose of considering and voting upon the following matters described in the attached Proxy Statement:

         1.   Election of directors;

         2. Approval of the increase of shares available for awards pursuant to the 1995 Long Term Incentive Stock Plan;

         3. Approval of the extension of the curation of the Restricted Stock Election Plan;

         4.   Approval of selection of auditors; and

         5. Any other business which may properly be brought before the meeting or any adjournment thereof.

The record date and hour for determining stockholders entitled to notice of and to vote at the meeting, including any adjournment thereof, have been fixed as of the close of business on March 13, 1997.

                                          By Order of the Board of Directors,



                                          WILLIAM F. ROSENBLUM, JR.,
                                          Senior Vice President and
                                          Corporate Secretary

March 31, 1997

YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY NEVERTHELESS, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           [LOGO GRAPHIC OMITTED]


                       REPUBLIC NEW YORK CORPORATION
                              452 Fifth Avenue
                          New York, New York 10018

                           -----------------


                              PROXY STATEMENT


                       ANNUAL MEETING OF STOCKHOLDERS

                                May 28, 1997

                             -----------------



This Proxy Statement is furnished to the stockholders of Republic New York Corporation ("Republic Corporation") in connection with the solicitation of proxies by the Board of Directors of Republic Corporation for the Annual Meeting of Stockholders to be held on May 28, 1997.

The record date and hour for determining the stockholders of Republic Corporation entitled to notice of and to vote at the meeting have been fixed as of the close of business on March 13, 1997. At such date, 54,775,947 shares of Republic Corporation Common Stock were outstanding and entitled to vote. Each share of Republic Corporation Common Stock held on the record date entitles the holder thereof to one vote for each director being elected (with no cumulative voting permitted) and to one vote on each other matter. This Proxy Statement and the form of proxy furnished herewith were first sent or given to Republic Corporation stockholders on March 31, 1997.

For Employees of Republic Corporation, Republic Bank and Subsidiaries. If you are a participant in the Profit Sharing and Savings Plan of Republic National Bank of New York, you will receive a separate proxy card for all the shares of Republic Corporation Common Stock you own through such Plan that will serve as your voting instructions card for Republic National Bank of New York as Plan Trustee. Your instructions to the Plan Trustee will be held in strict confidence and will be made available only to the inspectors of election at the Annual Meeting, none of whom is an employee of Republic Corporation or any of its subsidiaries. Pursuant to the terms of such Plan, any shares held by the Plan Trustee as to which it has not received voting instructions by May 21, 1997 will be voted in the same manner, proportionately, as the shares as to which voting instructions have been received.

                           ELECTION OF DIRECTORS

In accordance with the By-Laws of Republic Corporation, the number of directors of Republic Corporation to be elected at the Annual Meeting has been established at twenty-three. If elected, each nominee will serve until the next Annual Meeting of Stockholders and until the election and qualification of his or her successor. With the exception of Robert A. Cohen, Thomas F. Robards and George T. Wendler, each of the nominees named below is presently a director of Republic Corporation and was elected to such office at last year's Annual Meeting. Mr. Cohen was elected a director on March 5, 1997 at a special meeting of the Board of Directors of Republic Corporation.

A plurality of the votes cast at the meeting is required for the election of directors. Neither abstentions nor broker non-votes have any effect on the election of directors. If any nominee becomes unwilling or unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his or her stead of such other person as the Nominating Committee of the Board of Directors may recommend.

Listed below are the names and ages of the nominees, the year in which each first became a director, their principal occupations for the past five years (including, where applicable, positions with Republic National Bank of New York ("Republic Bank"), Republic Corporation's principal subsidiary) and the number of shares of Republic Corporation's Common Stock beneficially owned by each, as of December 31, 1996.

                                                                                                 Beneficial
                                  Director                                                       Ownership of
Nominee and Age                   Since     Principal Occupation                                 Shares (1)<F1>
---------------                   --------  --------------------                                 -----------

Kurt Andersen . . . . . . . .     1988      Vice Chairman of the Board of Republic               38,275 shs.
   52 years                                    Bank, since June 1995, and Regional General         (2)<F2>
                                               Manager of Republic Bank's
                                               operations throughout the
                                               Asia Pacific region.
                                               Executive Vice President of
                                               Republic Bank, Regional (Far
                                               East) General Manager of
                                               Republic Bank's Hong Kong
                                               Branch and Manager of
                                               Republic Bank's wholly-owned
                                               subsidiary in Singapore
                                               through June 1995. Director
                                               of Republic Bank since 1991.
Robert A. Cohen . . . . . . .     1997      Vice Chairman of the Board of Republic Bank and           -----
   48 years                                    Vice Chairman of Republic Corporation since
                                               March 1997. Formerly,
                                               Executive Vice President,
                                               General Manager and Chief
                                               Executive Officer of Credit
                                               Lyonnais Americas for over
                                               five years.
Cyril S. Dwek . . . . . . . . .   1974      Vice Chairman of the Board of Republic               64,894 shs.
   60 years                                    Bank and Vice Chairman of Republic
                                               Corporation.  Director of Republic Bank.
Ernest Ginsberg . . . . . . .     1985      Vice Chairman of the Board of Republic               32,662 shs.
   65 years                                    Bank and Vice Chairman (and General                 (2)<F2>(3)<F3>
                                               Counsel until April 1994) of Republic
                                               Corporation.  Director of Republic Bank.
Nathan Hasson . . . . . . .       1993      Vice Chairman of the Board and Treasurer             30,401 shs.
   51 years                                    of Republic Bank and Vice Chairman                  (2)<F2>(4)<F4>
                                               of Republic Corporation since January
                                               1993.  Director of Republic Bank.
Peter Kimmelman . . . . . .       1979      A private investor.  Director of Republic             2,362 shs.
   52 years                                    Bank.                                               (5)<F5>

                                                                                                  (table continued on next page)

                                             2

                                                                                                 Beneficial
                                  Director                                                       Ownership of
Nominee and Age                   Since     Principal Occupation                                 Shares (1)<F1>
---------------                   --------  --------------------                                 -----------
Richard A. Kraemer . . . .        1996      Vice Chairman of the Board of Republic Bank           1,000 shs.
   52 years                                    since March 1996 and Vice Chairman of Republic
                                               Corporation since April
                                               1996. Formerly, Chairman of
                                               the Board and Chief
                                               Executive Officer of
                                               Brooklyn Bancorp, Inc.,
                                               corporate parent to
                                               CrossLand Federal Savings
                                               Bank, from August 1993 until
                                               its acquisition by Republic
                                               Corporation in February
                                               1996. President, CEO and
                                               Chairman of the Executive
                                               Committee of CrossLand
                                               Federal Savings Bank from
                                               January 1992 to August 1993.
                                               Prior to January 1992,
                                               Chairman and CEO of The
                                               Bowery Savings Bank and Home
                                               Savings Bank.
Leonard Lieberman . . . . . .     1990      Director of Republic Bank.  Also a director             750 shs.
   67 years                                    of various companies, including Celestial
                                               Seasonings, Inc., Sonic Corp., and
                                               La Petite Academy, Inc.
William C. MacMillen, Jr. .       1974      President of William C. MacMillen & Co.,              6,702 shs.
   83 years                                    Inc., an investment firm.  Also a
                                               director of Financial Federal Corporation.
                                               Director of Republic Bank.
Peter J. Mansbach . . . . . . . . 1994      Chairman of the Executive Committee of the           21,100 shs.
   57 years                                    Board of Directors of Republic Corporation          (2)<F2>
                                               since July 1994, and of
                                               Republic Bank since June
                                               1994. Previously, a partner
                                               at the law firm of Kronish,
                                               Lieb, Weiner & Hellman.
Martin F. Mertz . . . . . . . . . 1987      Director of Republic Bank.  Formerly, Chairman of     7,500 shs.
   71 years                                    the Executive Committee of Republic Bank for
                                               Savings, from May 1990 until January 1996.
James L. Morice . . . . . . . .   1987      Partner, Mirtz Morice, Inc., a management             1,027 shs.
   59 years                                    consulting firm.  Director of Republic Bank.        (6)<F6>
E. Daniel Morris. . . . . . . .   1993      President of Corsair Capital Corporation, a           1,000 shs.
   55 years                                    private investment firm, since October 1992,
                                               having been a private
                                               investor for over one year
                                               prior thereto, and President
                                               and Chief Executive Officer
                                               of the U.S. investment
                                               banking affiliate of
                                               Barclays Bank from January
                                               1989 to July 1991. Formerly,
                                               Chairman of the Board of
                                               Republic New York Trust
                                               Company of Florida, N.A., a
                                               wholly-owned subsidiary of
                                               Republic Corporation, from
                                               January 1995 to April 1996.
                                               Also, a Director and the
                                               Chief Executive Officer of
                                               Republic New York Securities
                                               Corporation, Republic
                                               Corporation's wholly-owned
                                               broker-dealer subsidiary,
                                               from April to December 1994.

                                                                              (table continued on next page)
                                     3

                                                                                                 Beneficial
                                  Director                                                       Ownership of
Nominee and Age                   Since     Principal Occupation                                 Shares (1)<F1>
---------------                   --------  --------------------                                 -----------
Janet L.  Norwood . . . . . . .   1992      Senior Fellow of The Urban Institute, a research        750 shs.
   73 years                                    organization in Washington, D.C., since
                                               January 1992. Commissioner
                                               of the Bureau of Labor
                                               Statistics of the U.S.
                                               Department of Labor for over
                                               three years prior thereto.
                                               Director of Republic Bank
                                               since 1992.
John A. Pancetti . . . . . . . .  1990      Chairman of the Board and Chief Executive Officer    40,150 shs.
   67 years                                    of Republic Bank for Savings from May 1990          (7)<F7>
                                               until January 1996 (and
                                               President from May 1990 to
                                               March 1991). Vice Chairman
                                               of the Board of Republic
                                               Bank from March 1991 until
                                               January 1996, and Vice
                                               Chairman of Republic
                                               Corporation from April 1991
                                               until January 1996. Director
                                               of Republic Bank.
Vito S. Portera . . . . . . . .   1986      Vice Chairman of Republic Corporation and            15,115 shs.
   54 years                                    Vice Chairman of the Board of Republic             (2)<F2>(8)<F8>
                                               Bank.  Director of Republic Bank.  Also,
                                               Chairman of the Board of Republic Inter-
                                               national Bank of New York Miami, the
                                               Florida Edge Act subsidiary of Republic Bank.
Thomas F. Robards . . . . . . .  -----      Executive Vice President, Treasurer and Chief        23,510 shs.
   50 years                                    Financial Officer - Financial Planning and          (2)<F2>
                                               Treasury of Republic Corporation since July
                                               1995.  Prior thereto, Executive Vice President
                                               and Treasurer of Republic Corporation for
                                               over four years.
William P. Rogers . . . . . .     1989      Senior Partner, Rogers & Wells, attorneys.           30,000 shs.
   83 years                                    Director of Republic Bank.
Elias Saal . . . . . . . . . .    1995      Vice Chairman of Republic Corporation since          24,000 shs.
   44 years                                    July 1995 and Vice Chairman of the Board,
                                               since June 1995, and Chief Trading Officer,
                                               since July 1995, of Republic Bank.  Executive
                                               Vice President of Republic Bank prior to June
                                               1995.  Director of Republic Bank since
                                               October 1995.
Dov C. Schlein . . . . . . . .    1987      President of Republic Bank and Vice Chair-           35,145 shs.
   49 years                                    man of Republic Corporation.  Director of           (2)<F2>(9)<F9>
                                               Republic Bank.
George T. Wendler                 -----     Executive Vice President and Chairman of the         17,297 shs.
   52 years                                    Credit Committee of Republic Corporation            (2)<F2>(10)<F10>
                                               since October 1994 and a
                                               director and Vice Chairman
                                               of the Board of Republic
                                               Bank since June 1995. Prior
                                               thereto, Executive Vice
                                               President of Republic Bank
                                               for over four years.
Walter H. Weiner . . . . . .      1978      Chairman of the Board and Chief Executive            55,988 shs.
   66 years                                    Officer of Republic Bank and Republic               (2)<F2>(11)<F11>(12)<F12>
                                               Corporation.  Director of Republic Bank.
Peter White . . . . . . . . .     1974      Senior Consultant to Republic Bank.                  33,256 shs.
   94 years                                    Director Emeritus of Republic Bank.

-----------
                                                                                      (footnotes on next page)
                                     4

(footnotes from table on previous page)


<F1>(1)  As of December 31, 1996, no nominee's ownership of shares of Common
     Stock exceeded one percent (1%) of the outstanding shares of such class.
<F2>(2)  Includes 6,334 shares for Kurt Andersen, 13,600 shares for Ernest
     Ginsberg, 16,000 shares for Nathan Hasson, 21,000 for Peter J.
     Mansbach, 15,000 shares for Vito S. Portera, 16,250 shares for Thomas
     F. Robards, 20,300 shares for Dov C. Schlein, 11,375 shares for George
     T. Wendler and 18,483 shares for Walter H. Weiner which were awarded pursuant to Republic Corporation's 1985 Restricted Stock Plan and 1995 Long Term Incentive Stock Plan, and which are subject to a substantial risk of forfeiture for various restricted periods, the latest of which expires on January 15, 2001.
<F3>(3)  Includes 19,062 shares which Mr. Ginsberg owns jointly with his wife.
<F4>(4)  Includes 14,401 shares which Mr. Hasson owns jointly with his wife.
<F5>(5)  Includes 337 shares owned by Mr. Kimmelman's wife in which he disclaims any beneficial interest.
<F6>(6)  Includes 300 shares which Mr. Morice owns jointly with his wife, 627 shares in a company profit sharing plan, 70 shares in a company pension trust account, and 30 shares owned by Mr. Morice's son, in which 30 shares Mr. Morice disclaims any beneficial interest.
<F7>(7)  Includes 40,000 shares which Mr. Pancetti owns jointly with his wife.
<F8>(8)  Includes 75 shares held by a trust controlled by Mr. Portera.
<F9>(9)  Includes 13,395 shares which Mr. Schlein owns jointly with his wife, and 1,450 shares owned by Mr. Schlein's children, in which 1,450 shares Mr. Schlein disclaims any beneficial interest.
<F10>(10) Includes 5,922 shares which Mr. Wendler owns jointly with his wife.
<F11>(11) Includes 27,324 shares for Walter H. Weiner which were issued pursuant to Republic Corporation's Restricted Stock Election Plan and which are subject to a substantial risk of forfeiture until December
     31, 1997.
<F12>(12) Includes 3,105 shares owned by a Keogh Plan pension trust of which
     Mr. Weiner is the beneficiary and 2,100 shares owned by Mr. Weiner's wife in which he disclaims any beneficial interest.


As of December 31, 1996, all nominees as a group beneficially owned 482,884 shares of Republic Corporation's Common Stock or approximately .9% of the outstanding shares.

For certain information concerning business relationships and transactions between Republic Corporation, its subsidiaries and affiliates and certain nominees, see "Transactions with Management and Related Persons" below.

Section 16(a) Beneficial Ownership Reporting Compliance. All Forms 3, 4 and 5 were filed in a timely fashion and in compliance with the applicable securities laws and regulatory requirements, with the exception of the Form 4 filed in March 1997 by Richard Spikerman for one sale of shares in October 1996 and one sale of shares in December 1996.



                           Directors' Committees

The Board of Directors of Republic Corporation has established Audit, Community Reinvestment Act, Credit Review, Executive, Finance, Human Resources, Investment, Nominating, Public Responsibility and Risk
Assessment Committees.

The Audit Committee of the Board of Directors of Republic Corporation, consisting of Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr. (Chairman), Janet L. Norwood and William P. Rogers, recommends the selection of the independent auditors, reviews the plan for the current year's audit and the results of the prior year's audit, approves the non-audit professional services provided by such auditors, and reviews and supervises the scope and adequacy of Republic Corporation's internal audit and internal accounting controls. No member of the Committee is an officer or employee of Republic Corporation. During 1996, the Audit Committee held seven meetings.

The Community Reinvestment Act Committee, consisting of Martin F. Mertz, James L. Morice (Chairman), John A. Pancetti, Walter H. Weiner and Peter White, is responsible for, and coordinates at the holding company level, the Community Reinvestment Act activities of Republic Bank, including the review and supervision of Republic Corporation's compliance with the Community Reinvestment Act of the federal government. During 1996, the Community Reinvestment Act Committee held eight meetings.

The Credit Review Committee, consisting of Peter Kimmelman (Chairman), Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood, John A. Pancetti, Walter H. Weiner and Peter White, reviews and monitors Republic Corporation's Credit Policy Statement and the net debit cap levels. During 1996, the Credit Review Committee held seven meetings.

The Executive Committee, consisting of Jeffrey C. Keil (who is not standing for re-election), Peter Kimmelman, William C. MacMillen, Jr., Peter J. Mansbach (Chairman), Dov C. Schlein and Walter H. Weiner, meets, when necessary, between meetings of the Board of Directors with the authority to exercise all the powers of the Board of Directors to the extent permitted by law and Republic Corporation's By-Laws. During 1996, the Executive Committee held six meetings and took action seven times by Unanimous Written Consent.

The Finance Committee, consisting of Jeffrey C. Keil (Chairman) (who is not standing for re-election), E. Daniel Morris, Dov C. Schlein and Walter H. Weiner, is charged with monitoring the capital adequacy of Republic Corporation and developing and supervising programs to fund the capital requirements of Republic Corporation and its subsidiaries and recommending to the Board of Directors the means necessary to carry out such programs. Pursuant to delegated authority from the Board of Directors, the Finance Committee establishes the price and related terms of certain securities publicly offered by Republic Corporation. During 1996, the Finance Committee did not hold any meetings but instead took action once by Unanimous Written Consent.

The Human Resources Committee (formerly the Employee Compensation and Benefits Committee), composed of three outside directors, Peter Kimmelman, Leonard Lieberman and James L. Morice (Chairman), oversees Republic Corporation's human resources management policies and practices and the compensation and benefits of its officers and employees. The Committee considers and recommends to the Board of Directors compensation plans and benefit programs in which officers and employees of Republic Corporation and its subsidiaries are eligible to participate and administers such plans and programs, with the authority to grant any awards or benefits thereunder. During 1996, the Human Resources Committee held eleven meetings.

The Investment Committee, consisting of Peter Kimmelman, Leonard Lieberman (Chairman), E. Daniel Morris, Janet L. Norwood and John A. Pancetti, and Mr. Hasson as ex officio member, authorizes and supervises Republic Corporation's investments in securities and other property. During 1996, the Investment Committee held four meetings.

The Nominating Committee consists of E. Daniel Morris, Dov C. Schlein and Walter H. Weiner (Chairman). Its principal function is to consider and propose to the Board of Directors a slate of nominees for election to the Board of Directors each year at the Annual Meeting of Stockholders. Such Committee will consider candidates suggested by stockholders by a letter directed to the Corporate Secretary of Republic Corporation. The Nominating Committee acted by consent in March 1997 to recommend the slate of nominees presented to the 1997 Annual Meeting of Stockholders.

The Public Responsibility Committee consists of Ernest Ginsberg, Leonard Lieberman, William P. Rogers (Chairman), and Walter H. Weiner. This Committee assists Republic Corporation in endeavoring to maintain the highest legal and ethical standards as well as assists in evaluating other aspects of Republic Corporation's activities and proposed activities in relation to its overall public responsibility and public image. During 1996, the Public Responsibility Committee held seven meetings.

The Risk Assessment Committee consists of Peter Kimmelman, Leonard Lieberman, William C. MacMillen, Jr., E. Daniel Morris, Janet L. Norwood (Chairwoman) and William P. Rogers, with Messrs. Schlein and Weiner as ex officio members. The Committee, established in July 1993, was created to identify, measure and monitor risk relating to all activities of, and products offered by, Republic Corporation, including evaluating the methodology employed by management in determining the nature of risk inherent in a particular activity or product. During 1996, the Risk Assessment Committee held eight meetings.

During 1996, Republic Corporation's Board of Directors held six meetings. With the exception of Messrs. Andersen, Portera and White, each director attended 75 percent or more of the aggregate number of meetings held during 1996 of the Board of Directors of Republic Corporation and the committees thereof, if any, on which he or she served.


              Compensation of Directors and Executive Officers

                           Directors Compensation

Directors of Republic Corporation who are also officers of Republic Corporation or any of its subsidiaries do not receive compensation for their services as directors.

Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are not otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $1,500 to attend directors' meetings of Republic Corporation and $500 for each meeting they attend of the Board and $400 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of a committee receives an attendance fee of $750). Other directors of Republic Corporation, who are not officers of Republic Corporation or any of its subsidiaries and who are otherwise compensated through additional arrangements with any such entities, generally are paid a quarterly retainer of $800 to attend directors' meetings of Republic Corporation and $300 for each meeting they attend of the Board and $250 for each meeting they attend of a committee of the Board of which they are a member (except that the Chairman of a committee receives an attendance fee of $400).

For the fiscal year ended December 31, 1996, directors of Republic Corporation who were not officers received meeting fees from Republic Corporation aggregating $82,525. In addition, in connection with services provided as a director, fees were paid in 1996 to each of Peter Kimmelman, Leonard Lieberman, William MacMillen and James Morice in the amount of $45,500, and to Janet L. Norwood in the amount of $50,000.

In lieu of directors' fees, William P. Rogers received an aggregate of $150,000 for the fiscal year ended December 31, 1996 as compensation for serving as a director of Republic Corporation as well as for serving as a director of and a senior consultant to Republic Bank.


                           Executive Compensation

Human Resources Committee Report

Responsibilities and Composition of the Committee. The Human Resources Committee of the Board of Directors of Republic Corporation (the "Committee") reviews and approves the compensation levels for Republic Corporation's executive officers and oversees and administers Republic Corporation's compensation and benefits programs. All the members of the Committee are independent, non-employee directors who are not eligible to participate in the programs that the Committee oversees. The following report describes the actions of the Committee regarding compensation paid to the Chief Executive Officer and the named executive officers for 1996.

Compensation Policies and Strategy. The main components of total compensation for Republic Corporation's executive officers are base salary and annual incentive awards. A portion of the annual incentive awards may be awarded in the form of restricted stock. Republic Corporation has a policy of maintaining base salaries for executive officers at a constant level and using annual incentive awards to reflect each executive officer's contribution to Republic Corporation's performance.

Republic Corporation established a practice of linking executive compensation to corporate performance long before the current widespread application of the concept. Since 1980, when Walter H. Weiner became Chief Executive Officer, Republic Corporation has developed an overall compensation strategy that provides for the determination of a significant portion of executive officer compensation in relation to Republic Corporation's performance as measured by the increase in its fully diluted earnings per common share ("earnings per share") for the year over a base year of 1979, adjusted for stock splits. This strategy has been incorporated into the awards granted to the Chief Executive Officer and the named executive officers under the 1994 Performance Based Incentive Compensation Plan (the "Performance Based Plan"), discussed below. The Committee believes that an increase in earnings per share is a more accurate measure of executive performance than an increase in cumulative total shareholder return (see the stock performance graphs on pages 16 and 18 of this Proxy Statement). Management has a more direct impact on earnings, by being able to increase productivity and control expenses, than it does on shareholder return, which is also subject to changes in market conditions that are beyond management's control.

During 1995, Republic Corporation began an intensive corporate-wide review of its operations, called "Project Excellence Plus", to strengthen its customer focus and to improve productivity and operating efficiency. The implementation phase of this Project commenced in the second quarter of 1995 and was completed in the first half of 1996. Project Excellence Plus has resulted in substantial operating efficiencies and cost savings to Republic Corporation which began to be realized in 1996. In 1995, at the time of the implementation of such Project, the Chief Executive Officer and certain other executive officers each voluntarily reduced their annual base salaries by $20,000. In 1996, when the benefits of the Project began to be realized, such reductions were restored.

Stock Performance Graphs. The five-year comparative stock performance graph on page 16 is included as required by Securities and Exchange Commission rules. As explained in the preceding section, the Committee believes that executive compensation should be related to earnings per share rather than to cumulative total return, and that cumulative total return over five years is not necessarily a meaningful indicator of management's performance.

Because Republic Corporation's compensation policies are designed to encourage executive officers to manage for the long term rather than the short-term, the Committee's view is that the graph on page 18 of the twenty-five year comparative stock performance presents a more meaningful picture of the relationship between Republic Corporation's management philosophy and its stock's market performance than does the five-year graph.

Performance Based Plan. As noted above, Republic Corporation's established strategy of linking a significant portion of executive officer compensation to increased productivity and cost control, as measured by the increase in its earnings per share, was incorporated into the Performance Based Plan. The Performance Based Plan was adopted by the Board of Directors and approved by the stockholders in 1994 and complies with Section 162(m) of the Internal Revenue Code governing the deductibility of annual executive officer compensation in excess of $1 million. In addition to adopting the Plan, Republic Corporation has a policy of entering into agreements with its executive officers to defer future annual compensation in excess of the $1 million limitation, should it become necessary to do so.

Prior to the beginning of each Plan Year, the Committee considers awards for the Chief Executive Officer and the other executive officers. The Committee determines who will participate in the Plan for the upcoming year, the Base Year (which may not be prior to 1979) and the notional number of shares ("Award Multiple") of Republic Corporation's Common Stock to be used solely for the purpose of calculating the maximum amount payable to each participant ("Award"). Following the completion of the Plan Year, the maximum amount payable to each participant is determined by multiplying
(i) the amount by which the earnings per share for the Plan Year (adjusted to eliminate the effect of amounts paid or accrued with respect to any Award) exceeds the earnings per share for the Base Year (adjusted as is necessary to preserve inter-period comparability between earnings per share for the Base Year and the Plan Year for any Award), by (ii) the Award Multiple for each participant. The Committee has the discretion to reduce the amount payable pursuant to such Awards and to distribute a portion of the final amount payable in the form of restricted stock. It is also possible for the Committee to award the Chief Executive Officer and the other named executive officers compensation in excess of the Plan awards but any such amounts must be included in the calculation of the $1 million annual limitation on the deductibility of any such officer's compensation.

Chief Executive Officer's Compensation for 1996. Since becoming Chief Executive Officer of Republic Corporation in January 1980, Mr. Weiner's base salary has not increased and his annual bonus has been related to the amount by which the earnings per share for the year exceeds the earnings per share for the base year of 1979, multiplied by an attributed notional amount of shares used solely for the purpose of calculating Mr. Weiner's bonus. This method of determining Mr. Weiner's annual bonus, originally based on certain provisions in his employment agreement (which expired by its terms on December 31, 1989), has been effectively continued through the Performance Based Plan, as described above. For 1996, the Committee granted Mr. Weiner an award under the Performance Based Plan pursuant to which he was eligible to receive a performance-based bonus of $1,358,437 determined by multiplying $5.75 (the amount by which the earnings per share for 1996 exceeded the earnings per share in 1979, as adjusted pursuant to the Performance Based Plan) by 236,250 (the notional amount of shares awarded by the Committee). This notional amount of shares is based on the amount that was used in the formula under Mr. Weiner's original employment agreement and reflects all stock splits since the 1979 base year. In certifying Mr. Weiner's award pursuant to the Performance Based Plan, the Committee determined that $1,328,937 of such amount would be distributed in the form of cash and the remaining portion in the form of 300 shares of restricted stock under the 1995 Long Term Incentive Stock Plan.

In considering Mr. Weiner's individual performance in 1996, the Committee awarded him an additional 5,000 shares of restricted stock pursuant to the terms of the 1995 Long Term Incentive Stock Plan. The decision to grant these shares was based on the Committee's subjective evaluation of Mr. Weiner's contribution toward Republic Corporation's overall performance in 1996, particularly its success in increasing revenues and enhancing client relationships.

Named Executive Officers' Compensation for 1996. The Performance Based Plan also provides for the determination of the maximum amount of the performance-based bonus compensation of the named executive officers. By using the increase in earnings per share as the basis of determining this portion of the incentive compensation for such executive officers, Republic Corporation is giving recognition to the fact that management is shared by the Chief Executive Officer and the named executive officers as a team and, therefore, the performance of Republic Corporation, as measured by the increase in earnings per share, reflects the joint efforts of the group. Accordingly, each executive officer's award under the Performance Based Plan reflects such officer's responsibilities in relation to those of the Chief Executive Officer and to the overall management of Republic Corporation.

For 1996, the Committee set a different Award Multiple for each of the named executive officers which took into consideration each such relationship, which was then multiplied by the increase in earnings per share in 1996 over the base year established by the Committee (i.e., 1979) to determine the maximum amount payable to each such officer pursuant to the Plan. The final bonus payments which the Committee certified for such executive officers for 1996 pursuant to the Performance Based Plan were in keeping with the amounts called for by the Plan formula.

The Committee considered the recommendations of the Chief Executive Officer in deciding to supplement the cash bonuses of Messrs. Schlein, Saal and Dwek and to award shares of restricted stock to Messrs. Schlein, Saal and Portera pursuant to the 1995 Long Term Incentive Stock Plan. The decision to grant such awards was primarily based on the subjective evaluation by the Chief Executive Officer and the Committee of each such officer's individual performance and contribution in 1996 to Republic Corporation's successful efforts at revenue enhancement and cost control. A portion of the restricted stock award granted to Mr. Portera was made in connection with the amount payable pursuant to his Performance Based Plan award for 1996.

Conclusion. Through the programs described above, a significant portion of Republic Corporation's executive officer compensation is based on corporate performance and an evaluation of the results of each officer's individual performance. For 1996, approximately 85% of the total compensation of the Chief Executive Officer and the other named executive officers consisted of these variable performance-related elements. The Committee intends to continue its policy of relating executive compensation to corporate performance, as measured by the increase in earnings per share, as well as to individual performance.

Taking into account Republic Corporation's overall performance during 1996, the Committee determined that it was appropriate that Mr. Weiner's and each of the other executive officer's total compensation be increased for 1996 compared to 1995 levels. Based on the approximately 34% increase in earnings per share and each individual's contribution to Republic Corporation's continued success in increasing revenues and enhancing client relationships in 1996, Mr. Weiner's total compensation for 1996 increased approximately 44% from 1995 levels and the other named executive officers' aggregate total compensation for 1996 increased approximately 47% from 1995 levels.

                                              JAMES L. MORICE, Chairman
                                              PETER KIMMELMAN
                                              LEONARD LIEBERMAN

Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other most highly compensated executive officers of Republic Corporation.

                                                                               Long Term
                                                Annual Compensation           Compensation

                                                                             Restricted Stock              All Other
Name and Principal Position      Year 1<F1>  Salary ($) 2<F2>  Bonus ($)     Awards ($) 3,<F3>4,<F4>5<F5>  Compensation ($) 6<F6>
---------------------------      -----       ------------      ---------     ------------------            -----------------
Walter H. Weiner                 1996        220,750           1,328,937     471,700                        7,736
  Chairman of the Board and      1995        207,673             755,000     176,250                        5,725
    Chief Executive Officer of   1994        220,750           1,035,000     240,625                        7,763
    Republic Corporation and
    of Republic Bank

Dov C. Schlein                   1996        200,000           1,310,000     462,800                        7,736
  Vice Chairman of Republic      1995        186,923             570,000     135,125                        5,725
    Corporation and President    1994        200,000             730,000     240,625                        7,763
    of Republic Bank

Elias Saal                       1996        200,000           1,200,000     436,100                       98,136
   Vice Chairman of Republic     1995        200,000             712,500     -------                       47,114
      Corporation and Vice
      Chairman of the Board
      of Republic Bank

Cyril S. Dwek                    1996        250,000           1,045,000     -------                        7,736
  Vice Chairman of Republic      1995        236,923             515,000     -------                        5,725
     Corporation and Vice        1994        250,000             700,000     -------                        7,763
     Chairman of the Board
     of Republic Bank

Vito S. Portera                  1996        300,000             635,000     225,500                        7,736
   Vice Chairman of Republic     1995        286,923             465,000     -------                        5,725
      Corporation and Vice       1994        300,000             450,000     192,500                        7,763
      Chairman of the Board
      of Republic Bank
---------------------------

<F1>(1)  In accordance with the rules of the Securities and Exchange
     Commission, compensation information is provided for the last three fiscal years, except with respect to Mr. Saal who became an executive officer of Republic Corporation in 1995.

<F2>(2)  The amounts of base salary represent the dollar value earned by the named executive officers during the last three fiscal years.

<F3>(3)  Awards of restricted stock for performance in 1996 were made on March
     27, 1997 pursuant to the terms of Republic Corporation's 1995 Long
     Term Incentive Stock Plan to Mr. Weiner (5,300 restricted shares), Mr. Schlein (5,200 restricted shares), Mr. Saal (4,900 restricted shares) and Mr. Portera (2,500 restricted shares). A portion of Messrs.
     Weiner's, Schlein's and Portera's restricted stock award constituted part of their Performance Based Plan compensation for 1996. Awards of restricted stock for performance in 1994 and 1995 were made on March
     6, 1995 and March 20, 1996, respectively, pursuant to the terms of Republic Corporation's 1985 Restricted Stock Plan and 1995 Long Term Incentive Stock Plan, respectively, to Messrs. Weiner, Schlein and Portera.

                                           (footnotes continued on next page)

                                    12


(footnotes continued from previous page)

     For 1994, a portion of Mr. Schlein's and Mr. Portera's restricted stock award constituted part of their Performance Based Plan compensation for such year. For 1995, a portion of Mr. Schlein's restricted stock award constituted part of his Performance Based Plan compensation for such year. The value of each restricted stock award was calculated by multiplying the closing market price of Republic Corporation's Common Stock on the date of the award by the number of shares awarded.

<F4>(4)  As of December 31, 1996, Mr. Weiner owned an aggregate of 18,483 restricted shares (3,000 of which were awarded for 1995 performance and 5,000 of which were awarded for 1994 performance), Mr. Schlein owned an aggregate of 20,300 restricted shares (including 2,300 shares awarded for 1995 performance and 5,000 shares awarded for 1994 performance) and Mr. Portera owned an aggregate of 15,000 restricted (of which 4,000 shares were awarded for 1994 performance). At December 31, 1996, such shares of restricted stock held by Messrs. Weiner, Schlein and Portera had an aggregate value of $1,508,675, $1,656,988 and $1,224,375, respectively.

<F5>(5)  Pursuant to the terms of Republic Corporation's 1985 Restricted Stock
     Plan, which expired as of December 31, 1995, participants in such Plan received all dividends paid on their shares of restricted stock or were given the option by the Human Resources Committee to elect to receive additional restricted shares in lieu of such dividend payments. Under the 1995 Long Term Incentive Stock Plan, participants continue to receive all dividends paid on their restricted shares, or may be given the option by the Human Resources Committee to elect to receive additional restricted shares in lieu of such dividend payments.

<F6>(6)  The compensation reported represents the amount of the annual company allocations under the Profit Sharing and Savings Plan. Each executive officer is fully vested in such amounts under the Plan. In addition, the amounts reported for Mr. Saal represent the value of annual lease payments made by Republic Bank for Mr. Saal's temporary residence.


Pension Plan

The following table sets forth the estimated annual benefits payable upon retirement at age 65 in 1997 pursuant to Republic Bank's Retirement Plan (which is a defined benefit plan) in relation to specified classifications of average base salary for the highest paid five consecutive years during the last ten years of employment (excluding bonuses, overtime and other adjustments to base salary) and years of creditable service:

Average Annual Salary
 for Five Highest Paid                                          Years of Service
   Consecutive Years
 During Last Ten Years                    15*<F1>      20*<F1>      25*<F1>      30*<F1>      35*<F1>
-----------------------                   ---          ---          ---          ---          ---

$125,000 . . . . . . . . . . . . . .      $ 29,680     $ 39,570     $ 49,460     $ 59,350     $ 62,480
 150,000 . . . . . . . . . . . . . .        36,050       48,070       60,090       72,100       75,850
 175,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 200,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 225,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 250,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 300,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 400,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 450,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
 500,000 **<F2> . . . . . . . . . .         38,600       51,470       64,340       77,200       81,200
-----------

<F1>*  During 1997, the maximum annual benefit as a result of the Tax
     Reform Act of 1986 is $125,000.

<F2>** These figures have been limited by the annual compensation cap of
     $160,000 in 1997 resulting from the Omnibus Budget and Reconciliation Act of 1993.

The amounts in the foregoing table do not reflect various survivorship options which part icipants may elect under the Retirement Plan and, depending on the survivorship arrangement chosen, such amounts could be substantially reduced.

The following table presents (a) the credited years of service pursuant to the Retirement Plan and (b) the current remuneration covered by the Plan (i.e., base salary) for each of the five most highly compensated executive officers of Republic Corporation.

                                      Credited Years     Covered By
                       Name             of Service     Retirement Plan (1)<F1>

        Walter H. Weiner . . . . . .        17           $220,750
        Dov C. Schlein . . . . . . .        20            200,000
        Elias Saal  . . . . . . . .         14            200,000
        Cyril S. Dwek . . . . . . .         31            250,000
        Vito S. Portera  . . . . . .        29            300,000
--------------------

<F1>(1)  Such amounts are subject to an annual compensation cap of $160,000 for 1997 in accordance with the Omnibus Budget and Reconciliation Act of 1993.




Benefits under the Retirement Plan are based on the participant's base salary (which does not include bonuses, expense allowances, profit sharing contributions, fees, overtime and other special payments) and length of employment. The Retirement Plan provides that, in general, the normal benefit to which a participant is entitled at or after age 65 or after completion of at least 30 years of service is an annual amount equal to 1.2% of average annual compensation (as defined) up to covered compensation (as defined) plus 1.7% of average annual compensation in excess of covered compensation, times years of service up to 30, plus .5% of average annual compensation times the number of years of service in excess of 30 years of service. For purposes of the Plan, average annual compensation means the participant's average compensation during the participant's highest paid five consecutive years of employment during the participant's last ten years of employment and covered compensation means the average of the Social Security wage bases for the 35 years ending with the participant's Social Security retirement age (which is between ages 65 and 67 depending on the year the participant was born). For example, the covered compensation amount for a participant attaining age 65 in 1997 is $29,304.


Employment Agreements

Vito S. Portera, a director and executive officer of Republic Corporation, had an employment agreement with Republic Corporation and Republic Bank dated as of May 27, 1988 (as amended March 7, 1989) which terminated pursuant to its terms on December 31, 1996. The agreement provided for a base annual salary of $300,000 ($100,000 of which was for Mr. Portera's continuing service as Chairman of the Board of Republic International Bank of New York (Miami), Republic Bank's Miami, Florida Edge Act subsidiary) and an annual bonus of not less than $200,000. For the fiscal year ended December 31, 1996, Mr. Portera received a cash bonus of $635,000 (which amount is included in the Summary Compensation

Table above). At the time he entered into his agreement, Mr. Portera received a twenty-three year residential first mortgage loan from Republic Corporation to finance the purchase of his relocated residence in New York State in the amount of $1,000,000 at an annual interest rate of 10% with principal payments commencing in the ninth year. In February 1994, Republic Corporation and Mr. Portera agreed to a modification of the rate payable on the mortgage to 6.125%, adjustable every three years until maturity on May 1, 2023. As of December 31, 1996, the outstanding principal amount of Mr. Portera's mortgage had been reduced to approximately $475,000. In January 1997, Mr. Portera prepaid the mortgage in full. The agreement also provided that Republic Corporation and Republic Bank would buy Mr. Portera's house at any time during the term of the agreement upon Mr. Portera's election. Republic Corporation and Republic Bank have agreed to extend such option beyond December 31, 1996 for so long as Mr. Portera remains in their employ, plus six months after termination of his employment, subject to termination of such option by Republic Corporation and Republic Bank upon twelve months' prior written notice.

Five-Year Comparative Stock Performance

The following graph compares the cumulative total shareholder return on the Common Stock of Republic Corporation for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation, the S&P 500 and the S&P Money Center Banks on December 31, 1991, and reinvestment of all dividends as indicated below the graph).


[GRAPH - Comparison of Five-Year Cumulative Total Return Among Republic
New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Five-Year Cumulative Total Return..." below.]

Comparison of Five-Year Cumulative Total Return
Among Republic New York Corporation, S&P 500 Stock Index and S&P
Money Center Banks Index

   Measurement Period            Republic Corporation                                    S&P Money Center Banks
   (Fiscal Year Covered)         (formerly Republic Bank)         S&P 500 Index         (formerly S&P Banks NYC)
   -----------------------       ------------------------         -------------         ------------------------
   Measurement Point:
         12/31/91                     $   100                       $   100                      $   100

   FYE 12/31/92                           103                           108                          136
   FYE 12/31/93                           104                           118                          167
   FYE 12/31/94                           104                           120                          163
   FYE 12/31/95                           146                           165                          265
   FYE 12/31/96                           196                           202                          397

Twenty-Five Year Comparative Stock Performance

Generally, Republic Corporation's Common Stock is viewed as a long-term investment. The following table of the values at the relevant year end accompanies the graph on the next page to provide a comparison of the cumulative total shareholder return on the Common Stock of Republic Corporation, since its issuance in July 1974 (when Republic Corporation became the holding company for Republic Bank) and prior thereto on the Common Stock of Republic Bank, since 1971, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Money Center Bank Index (the Standard & Poor's Banks New York City Index prior to April 1987) over the same period (assuming the investment of $100 in the Common Stock of Republic Corporation's predecessor, Republic Bank, the S&P 500 and the S&P Money Center Banks' predecessor, the S&P Banks New York City, on December 31, 1971, and reinvestment of all dividends as indicated below the graph).

   Measurement Period            Republic Corporation                                    S&P Money Center Banks
   (Fiscal Year Covered)         (formerly Republic Bank)         S&P 500 Index         (formerly S&P Banks NYC)
   -----------------------       ------------------------         -------------         ------------------------
   Measurement Point:
         12/31/71                     $   100                       $   100                      $   100

   FYE   12/31/72                         183                           119                          130
   FYE   12/31/73                         105                           102                          146
   FYE   12/31/74                          64                            75                           99
   FYE   12/31/75                          72                           103                          108
   FYE   12/31/76                         107                           127                          128
   FYE   12/31/77                         107                           118                          107
   FYE   12/31/78                         148                           126                          115
   FYE   12/31/79                         172                           149                          129
   FYE   12/31/80                         425                           197                          155
   FYE   12/31/81                         544                           188                          178
   FYE   12/31/82                         570                           228                          223
   FYE   12/31/83                         569                           278                          249
   FYE   12/31/84                         643                           296                          290
   FYE   12/31/85                         856                           389                          426
   FYE   12/31/86                       1,481                           460                          493
   FYE   12/31/87                       1,175                           485                          363
   FYE   12/31/88                       1,163                           564                          479
   FYE   12/31/89                       1,430                           741                          588
   FYE   12/31/90                       1,419                           718                          406
   FYE   12/31/91                       2,058                           935                          592
   FYE   12/31/92                       2,113                         1,005                          806
   FYE   12/31/93                       2,148                         1,106                          991
   FYE   12/31/94                       2,140                         1,121                          967
   FYE   12/31/95                       3,009                         1,538                        1,570

   FYE   12/31/96                       4,038                         1,888                        2,350


[GRAPH - Comparison of Twenty-Five-Year Cumulative Total Return Among Republic New York Corporation, S&P 500 Stock Index and S&P Money Center Banks Index - has been omitted. The information set forth in such graph is found in the table "Comparison of Twenty-Five-Year Cumulative Total Return..." above.]

                        Transactions with Management
                            and Related Persons

During 1996, certain directors and executive officers of Republic Corporation or persons related to them were customers of, and had transactions with, Republic Corporation and its subsidiaries, including Republic Bank, in the ordinary course of business; additional transactions may be expected to take place in the ordinary course of business in the future. In most cases, all such outstanding loans and commitments were made upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features. In addition, Republic Corporation carries mortgage loans made to seven executive officers (all of whom are also directors of Republic Corporation), outstanding in the aggregate principal amount of $2,233,545 as of December 31, 1996, and, as of the date hereof, Mr. Robert A. Cohen has a $900,000 30-year mortgage at market rates secured by his residence, and an $800,000 5-year unsecured loan at market rates. Such loans were made at more favorable effective rates, including the waiver of "points", than were available to customers of Republic Bank generally, although no more favorable than the terms available to other employees of Republic Corporation and its subsidiaries who are not executive officers.

Safra Republic Holdings S.A. ("Safra Republic"), a Luxembourg holding company established by Republic Corporation in 1988, owns five European banks; its stock is held, as of December 31, 1996, by Republic Bank (49.1%), by Saban S.A. ("Saban"), a Panamanian corporation wholly-owned by Edmond J. Safra (20.8%), and by international investors (30.1%). Safra Republic and Republic Bank, although independently managed, cooperate closely and have formulated their policies based on certain common principles. Each of Safra Republic's banks and Republic Bank also acts as principal correspondent bank to each other's respective locations around the world. At December 31, 1996, Safra Republic had total assets of $17.2 billion, total deposits of $13.3 billion and total stockholders' equity of approximately $1.6 billion.

In addition, Republic National Bank of New York (Suisse) S.A. ("RNB Suisse"), the Geneva-based banking subsidiary of Safra Republic and an affiliate of Republic Bank, leases office space in various locations in Geneva, Switzerland for use in its banking business from Edmond J. Safra and several real estate companies owned by Mr. Safra. Such transactions involved aggregate rental payments for 1996 of approximately $9,503,295. The rents pursuant to all such leases are based on independent appraisals of the fair rental value of such properties. Such transactions were conducted in the normal course of business on substantially the same terms as those prevailing for comparable transactions with other persons and do not involve more than the normal risk of collectibility nor present other unfavorable features.

Messrs. Dwek and Weiner, who are directors and/or executive officers of Republic Corporation and Republic Bank, are also directors of Safra Republic. Accordingly, situations will arise from time to time in which potential conflicts of interest could be present for such persons. In addition, the nature of the businesses of Safra Republic's banks and Republic Bank is such that competing interests among such companies may also arise with respect to, among other things, areas of business in which such companies compete, business dealings among such companies, the election of directors, issuances of capital stock, declaration of dividends and similar corporate matters, corporate opportunities in which such companies have an interest and other matters involving the use of Republic Bank's trade name and trademarks and Republic Bank's legal and regulatory status.

There are no agreements or arrangements that restrict or otherwise govern competition between the two organizations in markets where both are entitled or wish to act, nor is either of them obligated to advise the other of particular business opportunities. All business transactions between Safra Republic's banks and Republic Bank are conducted on an arm's-length basis, and it is their intention to resolve all such conflicts described above consistent with each organization's responsibilities to its stockholders.

As of December 31, 1996, approximately 27.7% of Republic Corporation's Common Stock was beneficially owned, through three wholly-owned corporations, by Edmond J. Safra. See "Ownership of Voting Securities -- Certain Beneficial Owners" below. Mr. Safra, in addition to being the principal stockholder of Republic Corporation, is Honorary Chairman of the Boards of Directors of Republic Corporation and Republic Bank. Mr. Safra is also Chairman of the Board of Safra Republic and of RNB Suisse. As Chairman of the Board of RNB Suisse, Mr. Safra earned approximately $814,000 during 1996 for services performed for RNB Suisse. The advice of Mr. Safra, as Republic Corporation's principal stockholder, is often sought by Republic Corporation with respect to major policy decisions and other significant matters.

In addition, Republic Corporation and its subsidiaries, principally Republic Bank and its subsidiaries, have a broad range of business relationships with Banco Safra S.A., a Brazilian banking corporation, and its United States national bank subsidiary, Safra National Bank of New York, and Banque Safra-Luxembourg S.A., a Luxembourg banking corporation, all of which are associated through family members with Edmond J. Safra. Such relationships include credit transactions, deposit relationships, foreign exchange dealings, precious metals dealings, and securities clearing transactions and custodial services. Such transactions have been conducted in the normal course of Republic Corporation's business on substantially the same terms as those prevailing for comparable transactions with other customers or suppliers and have not involved more than normal risks of collectibility or any other unfavorable features.

Republic New York (U.K.) Limited, a wholly-owned subsidiary of Republic Bank, has also entered into a number of relationships with Banco Safra S.A. and its subsidiaries as an underwriter or dealer involved in the issuance of securities by them. In December 1996, Republic New York (U.K.) Limited became a Joint Lead Manager and Dealer on the U.S.$250,000,000 Global Medium Term Note Program established by Globex Utilidades S.A., a Brazilian corporation which is approximately 38.5% owned by Mrs. Lily Safra, the wife of Mr. Safra. The first issuance off the Program of U.S.$100,000,000 aggregate principal amount of notes, on terms then prevailing in the market as established among the Managers, was consummated in December 1996, and Republic New York (U.K.) Limited received fees and commission of approximately U.S.$140,000 in connection therewith.

                       Ownership of Voting Securities

                         Certain Beneficial Owners

Set forth below is certain information as of December 31, 1996 as to the persons who are known by Republic Corporation to own beneficially more than five percent of the outstanding Common Stock of Republic Corporation.

                                           Amount and Nature        Percent
          Name and Address              of Beneficial Ownership     of Class
                                        -----------------------     --------
Edmond J. Safra . . . . . . .. . . . . . .  15,258,812 (a)          27.7%
2, Place du Lac
Geneva, Switzerland
-------------------

(a) Mr. Safra is the principal stockholder of Republic Corporation through his ownership of all the outstanding shares of Saban, which owns 15,229,036 shares of Republic Corporation (including 14,699,958 shares through its wholly-owned subsidiary, RNYC Holdings Limited, a Gibraltar bank holding company), and of another corporation which owns 29,776 shares of Republic Corporation.

     On October 28, 1994, Mr. Safra, through Saban and RNYC Holdings Limited, received approval from the Board of Governors of the Federal Reserve System to acquire up to two million additional shares of Republic Corporation Common Stock, which approval, as extended, lapses on April 28, 1997, unless further extended. If the remaining 1,730,400 shares of Common Stock covered by the approval were acquired, Mr. Safra would increase his ownership to approximately 30.9% of the Corporation's outstanding Common Stock. Mr. Safra has acquired no additional shares since December 31, 1996.




                                 Management

Information concerning the beneficial ownership of Republic Corporation's Common Stock by each director is set forth in the table under "Election of Directors" above. The following table shows, as of December 31, 1996, the beneficial ownership of Republic Corporation's Common Stock by all directors and executive officers of Republic Corporation as a group.

                                              Amount and Nature       Percent
                                           of Beneficial Ownership    of Class
                                           -----------------------    --------
All directors and executive officers
    as a group (27 persons) . . . . . . .        550,991 shs.          1.0%

             APPROVAL OF INCREASE OF SHARES AWARDABLE UNDER THE
                    1995 LONG TERM INCENTIVE STOCK PLAN

The Board of Directors proposes to amend the 1995 Long Term Incentive Stock Plan (the "LTISP") to increase by 1,500,000 the number of shares available for awards pursuant to the LTISP.

The following description of the LTISP is a summary, does not purport to be detailed and is qualified in its entirety by reference to the provisions of the LTISP itself. A copy of the LTISP may be obtained by writing to the Corporate Secretary, Republic New York Corporation, 452 Fifth Avenue, New York, New York 10018.

General. The LTISP was approved by the stockholders at the 1995 Annual Meeting. The LTISP provides for stock-based awards as incentive compensation to officers and employees of Republic Corporation and its subsidiaries. These awards may take the form of Restricted Stock, Incentive Stock Options, Non-Qualified Stock Options, Phantom Stock and Stock Appreciation Rights(as such terms are defined below) and other stock-based awards tied to shares of Republic Corporation's Common Stock (each, an "Award"), all on a stand-alone, combination or tandem basis, to eligible persons. The LTISP provides that it shall terminate on the tenth anniversary of its approval. When initially approved, the LTISP had 1,140,800 shares available for awards; however, as of March 13, 1997, there were approximately 166,000 shares remaining authorized but not yet awarded under the LTISP. The Board of Directors recommends that the total number of shares available for award pursuant to the LTISP be increased by 1,500,000 shares to 2,640,800 shares, and considers it appropriate pursuant to Section 10 of the LTISP to submit such increase for approval by the stockholders.

Class of Persons Eligible to Receive Awards. The LTISP is designed to attract and retain officers and employees of Republic Corporation and its subsidiaries who make a material contribution to the successful operation of Republic Corporation and its subsidiaries. Presently, there are approximately 5,500 persons who are eligible to participate in the LTISP. Participants in the LTISP are also eligible to participate in Republic Corporation's other incentive compensation and bonus plans.

Administration. The LTISP is administered by the Human Resources
Committee (the "Committee") of the Board of Directors of Republic Corporation, the members of which consist solely of members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are "outside directors" for purposes of
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"). No member of the Committee (see "Directors' Committees" above under "Election of Directors") may be granted an award under the LTISP.

The LTISP provides that the Committee shall have full authority to (i) designate from among those eligible the persons who will participate in the LTISP ("Participants"); (ii) determine the type or types of Awards to be granted to each Participant under the LTISP; (iii) determine the number of shares of Republic Corporation's Common Stock ("Shares") to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other property, or cancelled, forfeited, or suspended;
(vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other

Awards, or other property, and other amounts payable with respect to an Award under the LTISP shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the LTISP and any instrument or agreement relating to, or Award made under, the LTISP; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the LTISP; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the LTISP. The Committee will have the power to vary or waive any provision of the LTISP in respect of a Participant and his Award in order to satisfy the terms of such Participant's employment contract with the Republic Corporation or a subsidiary and to eliminate any conflict between such contract and the provisions of the LTISP, subject to Section 162(m) of the Code and the rules and regulations promulgated thereunder.

Material Features of the LTISP. An Award of restricted stock ("Restricted Stock") is an award of Shares which is subject to such restrictions as the Committee deems appropriate, including forfeiture conditions and restrictions on transfer for a period specified by the Committee. In the case of Restricted Stock, if a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of the Participant's death or disability, the Participant or the Participant's legal representative, beneficiary, heir or transferee, as the case may be, shall be entitled to the Shares of Restricted Stock of such Participant, free of any and all restrictions imposed at the time of grant, and Republic Corporation will deliver such Shares to such person within sixty days of receipt by the Committee of evidence satisfactory to establish such death or disability and, if applicable, the right of such legal representative, beneficiary, heir or transferee to receive such Shares. The Committee will establish rules regarding the right of Participants to elect to receive additional Shares of Restricted Stock in lieu of any dividends which would otherwise be payable on account of Shares of Restricted Stock held by such a Participant. If a Participant's employment is terminated for any reason other than death or disability, all shares of Restricted Stock will be forfeited.

Options (each, an "Option") to purchase Shares, which may be non-qualified or incentive stock options, may be granted under the LTISP at an exercise price determined by the Committee at the time the Option is granted; provided, however, that in the case of (i) an Option granted to a "covered employee" within the meaning of Section 162(m)(3) of the Code and (ii) an incentive stock option, the exercise price will be at least 100% of the fair market value of a Share determined on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent stockholder).

In the case of Options, if a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of the Participant's death or disability, or if the Participant dies within three months of the date of retirement from such employment, all outstanding Options of such Participant shall become exercisable by the Participant or the Participant's legal representative, beneficiary, heir or transferee, as the case may be, within one year from the date of such death or disability, except to the extent that such Options expire by their terms during such one-year period prior to the exercise thereof. Upon Retirement from such employment (as defined in the LTISP), a Participant's outstanding Options become immediately exercisable in full for the three-month period following such retirement; any Options not exercised during that period, or which expire by their terms during that period prior to the exercise thereof, shall terminate. If a Participant's employment with Republic Corporation or any of its subsidiaries or affiliates is terminated by reason of (i) discharge by Republic Corporation or such subsidiary or affiliate for cause or (ii) voluntary separation on the part of the Participant, unless Republic Corporation or his employing company or companies otherwise consents, any outstanding Option, whether exercisable or unexercisable, will be forfeited. A Participant who leaves such employment for a reason other than death, disability, Retirement, termination for cause or voluntary separation on the part of the Participant without the consent of Republic Corporation or his employing company or companies, may exercise his or her outstanding Options during the three-month period following such departure, subject to the expiration of Options which by their terms expire during such period prior to exercise thereof.

An Award of phantom stock ("Phantom Stock") entitles the recipient, upon lapse of any restrictions, to the fair market value (in cash or shares of Common Stock) of one share of Republic Corporation's Common Stock for each Phantom Stock share. An Award of Stock Appreciation Rights ("SARs") entitles the recipient to receive (in cash or shares of Common Stock) the difference between the fair market value of a share of Common Stock on the date of exercise of the SAR and the exercise price (which shall not be less than the fair market value of such share of Common Stock on the date of grant). In the case of Phantom Stock and SARs, the grant price, term, methods of exercise, methods of settlement, risk of forfeiture and any other terms and conditions of an Award shall be determined by the Committee at the time of the grant, reflected in the Award notification and subject to the terms of the LTISP and any applicable Award Agreement.

The Committee may also grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares and deemed by the Committee to be consistent with the purposes of the LTISP. Subject to the terms of the LTISP, the Committee shall determine the terms and conditions of such Awards at the time of grant.

A Participant's rights and interests under the LTISP (including the right to payment of any unpaid Award) may not be assigned or transferred except in the case of the Participant's death to the Participant's designated beneficiary or, in the absence of such designation, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may approve the transfer of Options by a Participant to one or more members of the Participant's immediate family or to a trust (including a revocable trust) for the benefit thereof. No Award shall be subject to execution, attachment or other process.

Number of Shares. Assuming stockholder approval of the subject proposal, an aggregate of 2,640,800 shares of Common Stock of Republic Corporation will be available for awards pursuant to the LTISP. Such number of Shares is subject to adjustment in the event of a reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction. Each Award, including Awards of Phantom Stock and SARs, reduces the number of shares remaining, with the exception that any Shares which are forfeited by the Participant in accordance with the terms of the LTISP, and any shares underlying an Award of Options, Phantom Stock or SARs which are allowed to lapse or expire or are forfeited in accordance with the terms of the Award are added back to the number of shares available for Awards.

The maximum number of Shares that may be awarded to any single Participant during any one-year period pursuant to one or more awards of Options or SARs under the LTISP is 100,000 Shares in total.

Amendment and Termination. The LTISP may be terminated at any time, or modified or amended from time to time, in any case by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock of Republic Corporation present or represented and entitled to vote at a duly held stockholders' meeting. The Board of Directors may at any time terminate the LTISP or, from time to time, modify or amend the LTISP as it may deem advisable; provided, however, that the Board of Directors may not make any amendments to the LTISP without stockholder approval where such approval is required to comply with any applicable law, regulation or stock exchange rule; provided, further, however, that no such amendment or termination may affect the rights of a Participant under an outstanding Award without the consent of the Participant.

Awards. Since its inception in 1995, awards made pursuant to the LTISP have been solely in the form of Restricted Stock. On March 27, 1997, approximately 398,000 shares of Restricted Stock were awarded to officers and employees of Republic Corporation and its subsidiaries in recognition of 1996 performance, as set forth in the table below. The issuance of approximately 231,000 of the shares awarded is subject to stockholder approval of the proposed increase in shares available for awards pursuant to the LTISP.


                                       PLAN BENEFITS

                             1995 Long Term Incentive Stock Plan
     Name and Position                               Dollar Value ($)1<F1>    Number of Units
     -----------------                               ----------------         ---------------

     Walter H. Weiner . . . . . . . . . . . . .      $   471,700                    5,300
     Dov C. Schlein . . . . . . . . . . . . . .          462,800                    5,200
     Elias Saal  . . . . . . . . . . . . . . . .         436,100                    4,900
     Cyril S. Dwek . . . . . . . . . . . . . . .               0                        0
     Vito S. Portera  . . . . . . . . . . . . .          225,500                    2,500
     All Executive Officers . . . . . . . . . .        2,513,004                   28,236
     Non-Executive Officer Directors Group . . .               0                        0
     Non-Executive Officer Employee Group . . .       32,878,914                  369,426

<F1> 1 The value of the Restricted Stock was calculated by multiplying the closing market price of Republic Corporation's Common Stock on the date of the award by the number of shares awarded.

Certain Federal Income Tax Consequences of Options. Certain of the federal income tax consequences to optionees and Republic Corporation of Options granted under the LTISP should generally be as set forth in the following summary.

An employee to whom an incentive stock option (an "Incentive Stock Option") which qualifies under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such Incentive Stock Option. However, upon the exercise of an Incentive Stock Option, any excess in the fair market value of the Common Stock over the exercise price generally will be included in the employee's alternative minimum taxable income. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Incentive Stock Option, the employee will normally recognize a long-term capital gain or loss equivalent to the difference, if any, between the sale prices of such shares and the exercise price. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income (unless the amount realized on the sale of such shares is less than or equal to the aggregate Option exercise price for such shares) and possibly capital gain or loss, in such amounts as are prescribed by the Code and the regulations thereunder, and the employee's employer will generally be entitled to a federal income tax deduction in the amount of the ordinary compensation income.

An employee to whom an Option which does not qualify under Section 422 of the Code (a "Non-Qualified Option") is granted will not recognize income at the time of the grant of such Option. When such employee exercises such Non-Qualified Option, the employee will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of Option exercise, of the shares the employee receives. The tax basis of such shares to such employee will be equal to the exercise price paid plus the amount includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognized taxable income in respect of such shares. Subject to the applicable provisions of the Code and regulations thereunder, the employee's employer will generally be entitled to a federal income tax deduction in respect of a Non-Qualified Option in an amount equal to the ordinary compensation income recognized by the employee.

                            Stockholder Approval

The Board of Directors recommends a vote FOR the increase of shares available for awards under the 1995 Long Term Incentive Stock Plan. Approval of the increase requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. For purposes of determining such number of shares present or represented and entitled to vote with respect to the LTISP, abstentions will be counted (and will therefore be the equivalent of a "No" vote), but broker non-votes will not be counted. Edmond J. Safra, who owns approximately 27.7% of the outstanding Common Stock (see "Ownership of Voting Securities" above), has indicated his intention to vote his shares in favor of such approval.




          APPROVAL OF EXTENSION OF RESTRICTED STOCK ELECTION PLAN

The Board of Directors proposes to amend the Restricted Stock Election Plan (the "RSEP") to extend the operation of the RSEP by five years until December 31, 2002.

The following description of the RSEP is a summary, does not purport to be detailed and is qualified in its entirety by reference to the provisions of the RSEP itself. A copy of the RSEP may be obtained by writing to the Corporate Secretary, Republic New York Corporation, 452 Fifth Avenue, New York, New York 10018.

General. The RSEP was approved by the stockholders at the 1988 Annual Meeting. The purpose of the RSEP is to provide an additional incentive to Participants who contribute materially to the enhancement of the performance of Republic Corporation and its subsidiaries by giving them an equity interest which will benefit from any enhanced performance. The RSEP is administered by the Human Resources Committee (the "Committee") of the Board of Directors of Republic Corporation and allows selected employees, who are entitled to and have elected to receive deferred cash compensation ("Deferred Compensation") from Republic Corporation, to elect to receive Restricted Stock in lieu of all or a portion of such Deferred Compensation.

The Committee has the exclusive power to select the Participants in the RSEP solely from those employees of Republic Corporation and its subsidiaries who are entitled to receive Deferred Compensation. Presently, there are approximately twelve persons who qualify as Participants under the RSEP. The basis of participation and a brief description of the RSEP are set forth below. Participants in the RSEP may also be entitled to participate in Republic Corporation's other incentive compensation and bonus plans, including the LTISP.

Administration. The Committee has the exclusive power to select the employees who will be Participants and to determine the Restricted Period applicable to each issuance of Restricted Stock under the RSEP. The Committee has the power to adopt such rules and regulations as it deems appropriate for administration of the RSEP and has full authority to interpret the RSEP in its exclusive discretion. No member of the Committee (see "Directors' Committees" above) is eligible to participate in the RSEP. All members of the Committee shall at all times be "non-employee directors" as that term is defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended.

Selection of Participants and Elections. During each calendar year that the RSEP is in existence, the Committee has the exclusive power to (i) select the Participants in the RSEP and (ii) determine the Restricted Period and its application to the shares issued to each Participant. Assuming stockholder approval of the subject proposal, no more than an aggregate of 375,000 shares of Common Stock, subject to adjustment as described below, may be issued pursuant to the RSEP during the period ending on December 31, 2002.

Within fifteen days after the receipt by a Participant of a notice from Republic Corporation setting forth the amount of such Participant's Deferred Compensation in any year, such Participant must notify the Committee in writing of the portion of the Participant's Deferred Compensation which the Participant elects to receive in the form of Restricted Stock. A Participant who has made such an Election shall receive the number of shares of Restricted Stock equal to the quotient of
(i) the dollar value of the Deferred Compensation elected to be received in the form of Restricted Stock, divided by (ii) the Market Value of Republic Corporation's Common Stock as of the date of the Participant's Election. Market Value is defined under the RSEP as the average closing price of Republic Corporation's Common Stock on the New York Stock Exchange for a period of five trading days commencing with the date on which Market Value is to be determined. At the same time, the Participant shall also elect either (i) to reinvest cash dividends to be received in Restricted Stock or (ii) to be paid such cash dividends.

If a Participant elects to receive a portion of his Deferred Compensation in the form of Restricted Stock, the Participant will not be entitled to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock during a period (the "Restricted Period") which will be determined by the Committee for each issuance of Restricted Stock. The Restricted Period may vary by Participant, except that a Participant whose right to Deferred Compensation remains contingent at the time of any election will have a Restricted Period expiring when such contingency does. Except for such restrictions on alienation of his interest in the Restricted Stock, a Participant will have all other rights of a stockholder, including the right to receive dividends and the right to vote his shares of Restricted Stock. In connection with the issuance of his Restricted Stock, a Participant is required to enter into an agreement (the "Participant's Agreement") with Republic Corporation relating to the Restricted Stock. If, prior to the expiration of the Restricted Period, a Participant ceases to be employed by Republic Corporation or a subsidiary for any reason, other than death or disability, he will forfeit any Restricted Stock of which he is the beneficial owner and, pursuant to the Participant's Agreement, will transfer such shares back to Republic Corporation. If the Participant ceases to be employed during the Restricted Period due to his death or disability, all Restricted Stock issued to him will immediately become free of all restrictions, and the certificates representing such shares will be delivered to the Participant (or the Participant's estate) within 60 days of the event giving rise to such termination of employment.

In the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend or stock split, recapitalization, merger, consolidation, combination or exchange of shares, the maximum aggregate number and class of shares which may be issued pursuant to the RSEP may be adjusted by the Committee, whose determination will be conclusive.

Amendment and Termination. The Board of Directors may amend the RSEP from time to time without approval by the stockholders of Republic Corporation, but no such amendment may (i) without the stockholders' approval, extend the RSEP's duration or increase the maximum number of shares of Restricted Stock that may be issued pursuant to the RSEP (except as provided in the preceding paragraph) or (ii) without a Participant's consent, impair the rights of any Participant in the Restricted Stock. Additionally, the Board of Directors has the right to terminate the RSEP at any time. Assuming stockholder approval, the RSEP will terminate on December 31, 2002, unless further extended by the Board of Directors, subject to stockholder approval.

Awards. Restricted Stock is expected to be issued to the current participants in the RSEP during 1997 pursuant to such participants' election to reinvest their cash dividends in additional shares of Restricted Stock. Such amounts are not currently determinable, however, due to the unforseeability of the market price of Republic Corporation's Common Stock on the relevant dividend dates. Set forth in the table below are the amounts of Restricted Stock issued pursuant to the RSEP in respect of awards and reinvested dividends for 1996.

                                 PLAN BENEFITS

                         Restricted Stock Election Plan
                      -----------------------------------
     Name and Position                            Dollar Value ($)1<F1>   Number of Units
     -----------------                            ----------------        ---------------
     Walter H. Weiner . . . . . . . . . . . .     $ 40,324                  641
     Dov C. Schlein . . . . . . . . . . . . .            0                    0
     Elias Saal  . . . . . . . . . . . . . . .           0                    0
     Cyril S. Dwek . . . . . . . . . . . . . .           0                    0
     Vito S. Portera  . . . . . . . . . . . . .          0                    0
     All Executive Officers . . . . . . . . . .     40,324                  641
     Non-Executive Officer Directors Group . .           0                    0
     Non-Executive Officer Employee Group . . .    101,241                1,726
------------

<F1> 1 The value of the Restricted Stock is the sum of the applicable market values (as determined in accordance with the RSEP) of Republic Corporation's Common Stock on the relevant dates of the awards and reinvested dividends.

                            Stockholder Approval

The Board of Directors recommends a vote FOR the extension of the Restricted Stock Election Plan. Approval of the extension requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. For purposes of determining such number of shares present or represented and entitled to vote with respect to the RSEP, abstentions will be counted (and will therefore be the equivalent of a "No" vote), but broker non-votes will not be counted. Edmond J. Safra, who owns approximately 27.7% of the outstanding Common Stock (see "Ownership of Voting Securities" above), has indicated his intention to vote his shares in favor of such approval.

                     APPROVAL OF SELECTION OF AUDITORS

The Board of Directors considers it appropriate to submit for approval by the stockholders its selection of KPMG Peat Marwick LLP, as auditors of the financial statements of Republic Corporation for the current fiscal year. KPMG Peat Marwick LLP, independent certified public accountants, have examined the financial statements of Republic Corporation since it commenced operations in 1974. Such firm has also examined the financial statements of Republic Bank since 1966.

The appointment of the firm was recommended to the Board of Directors of Republic Corporation by its Audit Committee. No member of the Audit Committee is an officer or employee of Republic Corporation. A representative of the firm will be present at the meeting to make a statement, if he desires to do so, and to respond to appropriate questions by stockholders.

The Board of Directors recommends a vote FOR the approval of the selection of auditors.



                               MISCELLANEOUS

                               Other Matters

As of the date hereof, Republic Corporation has not been informed of any matters to be presented by or on behalf of Republic Corporation or its Board of Directors for action at the meeting other than those listed in the notice of meeting and referred to herein. If any other matters come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                          Stockholders' Proposals

If any stockholder intends to present a proposal for inclusion in the proxy material for the 1998 Annual Meeting, such stockholder's proposal must be received by November 30, 1997 at Republic Corporation's executive offices at 452 Fifth Avenue, New York, New York 10018, Attention: the Corporate Secretary. The submission must also meet the other requirements of Rule 14a-8 of the Securities and Exchange Commission applicable to stockholder proposals.

                          Solicitation of Proxies

The cost of solicitation of proxies will be borne by Republic Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxies. Directors, officers and regular employees of Republic Corporation and Republic Bank may also solicit proxies by such methods without additional remuneration therefor. Republic Corporation will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for expenses in forwarding proxy solicitation material to their principals.

                                  General

Only stockholders of record at the close of business on March 13, 1997 will be entitled to notice of and to vote at the meeting. Stockholders are urged to mark, date and sign the enclosed form of proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless instructed otherwise, proxies will be voted for the election of directors, for the increase in shares available for awards pursuant to the 1995 Long Term Incentive Stock Plan, for the extension of the duration of the Restricted Stock Election Plan and for approval of the selection of auditors. On any such matter generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to its exercise by appropriate notice to the undersigned.

Dated:  March 31, 1997
        New York, New York
                                By Order of the Board of Directors,


                                WILLIAM F. ROSENBLUM, JR.,
                                Senior Vice President and Corporate Secretary

                                                                 [Front Side]

                       REPUBLIC NEW YORK CORPORATION
                                   PROXY
                       Annual Meeting of Stockholders
                                May 28, 1997

        This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints, jointly and severally, Peter Kimmelman, William C. MacMillen, Jr., and James L. Morice, each with the power to appoint his substitute, and hereby authorizes them to vote all shares of Republic New York Corporation Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at 452 Fifth Avenue, City and State of New York, on May 28, 1997, at 11:00 A.M., or any adjournment thereof, in accordance with the instructions on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

Unless instructions are given on the reverse side, this Proxy will be voted FOR the election of nominees for director, FOR Item 2, FOR Item 3 and FOR
Item 4 listed on the reverse side hereof. With respect to matters as to which discretionary authority is granted above, this Proxy will be voted in accordance with the best judgment of the proxies hereinabove appointed.

Please mark, date and sign this Proxy on the reverse side hereof and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

                 (Continued and to be signed on other side)

                                                               [Back Side]

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


The Board of Directors recommends a vote "FOR ALL NOMINEES" in Item 1, and "FOR" Items 2, 3, and 4.

                        FOR ALL  WITHHOLD FOR   Director Nominees:
Item 1-- Election of                             K. Andersen   J. Morice
         the following    [ ]        [ ]         R. Cohen      E. Daniel Morice
         nominees as                             C. Dwek       J. Norwood
         Directors:                              E. Ginsberg   J. Pancetti
                                                 N. Hasson     V. Portera
                                                 P. Kimmelman  T. Robards
                                                 R. Kraemer    W. Rogers
                                                 L. Lieberman  E. Saal
                                                 W. MacMillen  W. Weiner
                                                 P. Mansbach   G. Wendler
                                                               P. White

Withhold for the following only: (Write the name of the nominee(s) in the space below)

---------------------------------------------

                                          FOR       AGAINST      ABSTAIN
Item 2 - Approval of increase of          [ ]         [ ]          [ ]
shares in the 1995 Long-Term
Incentive Stock Plan

Item 3 - Approval of extension of the     [ ]         [ ]          [ ]
Restricted Stock Election Plan

Item 4 - Approval of selection of         [ ]         [ ]          [ ]
auditors


I PLAN TO ATTEND MEETING [ ]


Receipt is hereby acknowledged of the Republic New York
Corporation Notice of Meeting and Proxy Statement.


Signature(s)______________________________________    Date _________1997

NOTE: Please sign as name appears hereon. Joint owners should each sign. If signer is a corporation, please sign the full corporate name by duly authorized officer. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             Appendix A

                    Republic New York Corporation
                           Proxy Statement
                    Annual Meeting of Stockholders
                            May 28, 1997
             Graphic Image Material Cross-Reference Index

                                        Information Conveyed by
Omitted Graphic Image                   Omitted Graphic Image
---------------------                   ---------------------
Graphs:

Comparison of Five-Year Cumulative The information presented graphically Total Return Among Republic New York has been replaced in this filing by a
Corporation, S&P 500 Stock Index and    tabular presentation of such infor-
S&P Money Center Banks Index, omitted   mation inserted where the graph would
from page 16.                           appear.

Comparison of Twenty-Five Year          The information presented graphically
Cumulative Total Return Among           is presented in this filing by the
Republic New York Corporation, S&P      tabular presentation found immediately
Stock Index and S&P Money Center        preceding where the graph would
Banks Index, omitted from page 18.      appear.

                              Proxy Statement
                           Dated March 31, 1997
                       Republic New York Corporation

                               EXHIBIT INDEX

No.                 Exhibit Description

99.1                Long Term Incentive Stock Plan

99.2                Restricted Stock Election Plan